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                                  SUBSIDIARIES


  SUBSIDIARY NAME      OWNERSHIP      STATUS      JURISDICTION OF INCORPORATION
  ---------------      ---------      ------      -----------------------------

DEP Australia Limited        100%     Active      California

DEP Canada Limited           100%     Active      Canada

DEP Asia Limited              50%     Active      Hong Kong

DEP International Ltd.       100%     Active      United States Virgin Islands

Jeffrey Martin, Inc.         100%    Inactive     New Jersey


















                                  Exhibit 21.1



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